Lee Broad appointed Chief Technical Officer for MAM Software Group, Inc.

Senior appointment demonstrates continued progress in positioning MAM Software as a leading player in the global business software sector

MAM Software Group, Inc. (NASDAQ CM: MAMS), a leading developer and provider of innovative business and management software solutions for a wide range of businesses, today announced the appointment of Lee Broad as MAM Software Group’s new Chief Technical Officer.

Mr Broad will be responsible for driving research and development, and technology innovation efforts across the group. His focus is to provide additional vision and executive leadership for continued enhancement of MAM’s business management and data solutions. He will take a primary role in the continued development of MAM’s cloud and mobile solutions.

“Mr Broad has been with MAM for over 20 years developing systems for the automotive aftermarket,” said Mike Jamieson, CEO at MAM Software. “He has provided us with invaluable expertise that has helped us to grow our business, achieve ambitious goals and we are now delighted to announce that Mr Broad will assume the role as Chief Technical Officer.”

“I am extremely delighted to take on this new role to help MAM Software with its innovative efforts in breaking into new markets and developing an array of new products,” said Lee Broad. “We’re experiencing very exciting times at MAM, with continued product development and a suite of mobile applications on the horizon.”

About MAM Software Group, Inc.

Founded in 1984, MAM Software Group, Inc. has grown to become a leading developer and provider of innovative software and data solutions for a wide range of businesses. Initially specialising in software systems for the automotive aftermarket in Britain and Ireland, MAM have expanded their product range to offer solutions for non-automotive wholesale and retail businesses. MAM Software develop products for companies around the globe including the UK, North America and Ireland. For further information, please visit www.mamsoftware.com.